As Filed with the Securities and Exchange Commission on November 29, 2007
Registration No. 333-_____

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

China Nepstar Chain Drugstore Ltd.
(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)
6th Floor, Tower B, Xinnengyuan Building
Nanhai Road, Nanshan District Shenzhen
Guangdong Province 518054
People’s Republic of China
(86) 755-2643-3366
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CHINA NEPSTAR CHAIN DRUGSTORE LTD. AMENDED AND RESTATED PRE-IPO SHARE OPTION SCHEME
CHINA NEPSTAR CHAIN DRUGSTORE LTD. 2007 SHARE INCENTIVE PLAN
(Full title of the Plan)

CT Corporation System
111 Eighth Avenue
New York, NY 10011
(212) 664-1666
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Leiming Chen, Esq.
Simpson Thacher & Bartlett LLP
ICBC Tower, 35th Floor
3 Garden Road, Central Hong Kong SAR China
(852) 2514 7600

CALCULATION OF REGISTRATION FEE

		Aggregate Offering	Amount of Registration
Title of Securities to be Registered	Amount to be Registered (1)	Price(2)	Fee
Ordinary Shares, $0.0001 par value per share(3)	17,354,000 shares	$77,965,350	$2,393.54

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the above-referenced plan.

(2)	These shares are offered under the Amended and Restated Pre-IPO Share Option Scheme (the “Pre-IPO Scheme”) and 2007 Share Incentive Plan (the “2007 Plan”). Pursuant to Rule 457(h)(1), the maximum aggregate offering price is calculated as the sum of (i) 994,000 shares under the Pre-IPO Scheme issuable upon the exercise of outstanding options as of November 29, 2007 multiplied by the exercise price of $0.075 per share, which is equal to an aggregate offering price of $74,550, (ii) 7,680,000 shares under the Pre-IPO Scheme issuable upon the exercise of outstanding options as of November 29, 2007 multiplied by the exercise price of $0.75 per share, which is equal to an aggregate offering price of $5,760,000 and (iii) the product of 8,680,000 shares reserved under the 2007 Plan multiplied by the average of the high and low prices for the Registrant’s ADSs, as listed on the New York Stock Exchange on November 27, 2007, or $16.62, which is equal to an offering price of approximately $72,130,800.

(3)	These shares may be represented by the Registrant’s American Depositary Shares, each of which represents two ordinary shares. American Depositary Shares issuable upon deposit of the securities registered hereby have been registered under a separate registration statement on Form F-6 (333-146876).

PART I

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference

ITEM 4. Description of Securities

ITEM 5. Interests of Named Experts and Counsel

ITEM 6. Indemnification of Directors and Officers

ITEM 7. Exemption from Registration Claimed

ITEM 8. Exhibits

ITEM 9. Undertakings

SIGNATURES

POWER OF ATTORNEY

EXHIBIT INDEX

Exhibit 5.1 OPINION OF CONYERS DILL & PEARMAN

Exhibit 10.2 CHINA NEPSTAR CHAIN DRUGSTORE LTD. PRE-IPO SHARE OPTION SCHEME

Exhibit 10.3 CHINA NEPSTAR CHAIN DRUGSTORE LTD. 2007 SHARE INCENTIVE PLAN

Exhibit 23.1 CONSENT OF CONYERS DILL & PEARMAN (INCLUDING IN EXHIBIT 5.1)

Exhibit 23.2 CONSENT OF KPMG

Exhibit 24.1 POWER OF ATTORNEY
EX-5.1 OPINION OF CONYERS DILL & PEARMAN
EX-23.2 CONSENT OF KPMG

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information
     The documents containing the information specified in this Item 1 will be sent or given to employees, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.
Item 2. Registrant Information and Employee Plan Annual Information
     The documents containing the information specified in this Item 2 will be sent or given to employees, directors or others as specified by Rule 428(b). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission as part of this Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. Incorporation of Documents by Reference
     The following documents filed by China Nepstar Chain Drugstore Ltd. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:
     a. The Registrant’s prospectus filed pursuant to Rule 424(b) with the Commission on November 9, 2007, which includes the consolidated balance sheets as of December 31, 2005 and 2006 and the related consolidated statements of operations, shareholders’ equity/(deficit) and comprehensive loss/(income), and cash flows for each of the year in the three-year period ended December 31, 2004, 2005 and 2006 and the report thereon of our independent registered public accounting firm;
     b. The description of the Registrant’s ordinary shares and American Depositary Shares contained in its Registration Statement on Form 8-A (File No. 001-33751) filed with the Commission on October 17, 2007 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which incorporates by reference the description of the Registrant’s ordinary shares set forth under “Description of Share Capital” and the description of the Registrant’s American Depositary Shares set forth under “Description of American Depositary Shares” in the Registrant’s Registration Statement on Form F-1 (File No. 333-146767), as amended, originally filed with the Commission on October 17, 2007.
     All documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
ITEM 4. Description of Securities
     Not applicable.
ITEM 5. Interests of Named Experts and Counsel
     Not applicable.
ITEM 6. Indemnification of Directors and Officers
     Cayman Islands law, Article 30 of the Registrant’s amended and restated memorandum and articles of association and Article 139 of the Registrant’s second amended and restated memorandum and articles of association provide that the Registrant may indemnify its directors and officers acting in relation to any of its affairs against any liability incurred by them by reason of any act done or omitted in the execution of their duty in their capacities as such, except if they acted in a willfully negligent manner or defaulted in any action against them.
     The Registrant has entered into indemnification agreements with each of its directors and officers under which the Registrant indemnifies them to the fullest extent permitted by Cayman Islands law, its articles of association and other applicable law, from and against all expenses and liabilities arising from any proceeding to which the indemnitee is or was a party, except expenses and liabilities, if any, incurred or sustained by or through the indemnitee’s own intentional misconduct.
ITEM 7. Exemption from Registration Claimed
     Not applicable.

ITEM 8. Exhibits
     The Exhibits listed on the accompanying Exhibit Index are filed as a part of, or incorporated by reference into, this Registration Statement. (See Exhibit Index below).
ITEM 9. Undertakings
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China on November 29, 2007.

China Nepstar Chain Drugstore Ltd.

By:	/s/ Simin Zhang

Name:	Simin Zhang
Title:	Chairman of the Board of Directors
POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Simin Zhang, Jiannong Qian and Jiaxin Feng, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution and re-substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on November 29, 2007.

Signature	Capacity

/s/ Simin Zhang	Chairman of the Board
Simin Zhang

/s/ Jiannong Qian	Director and Chief Executive Officer
Jiannong Qian

/s/ Stephanie Hui	Director
Stephanie Hui

/s/ Barry Buttifant	Director
Barry Buttifant

/s/ Yongtu Long	Director
Yongtu Long

/s/ Alistair Eric MacCallum Laband	Director
Alistair Eric MacCallum Laband

/s/ Gary Siu Kwan Sik	Director
Gary Siu Kwan Sik

/s/ Andrew Weiwen Chen	Chief Financial Officer
Andrew Weiwen Chen	(principal financial officer)

/s/ Zixin Shao	Financial Controller
Zixin Shao	(principal accounting officer)

Signature of authorized representative in the United States
     Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of China Nepstar Chain Drugstore Ltd., has signed this registration statement or amendment thereto in Newark, Delaware, on November 29, 2007.

Puglisi & Associates

By:	/s/ Donald J. Puglisi

Name:	Donald J. Puglisi
Title:	Managing Director

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION
5.1	Opinion of Conyers Dill & Pearman

10.2	China Nepstar Chain Drugstore Ltd. Pre-IPO Share Option Scheme (incorporated by reference the Exhibit 10.2 to our F-1 Registration Statement (333-146767) initially filed with the Commission on October 17, 2007)

10.3	China Nepstar Chain Drugstore Ltd. 2007 Share Incentive Plan (incorporated by reference the Exhibit 10.3 to our F-1 Registration Statement (333-146767) initially filed with the Commission on October 17, 2007)

23.1	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)

23.2	Consent of KPMG

24.1	Power of Attorney (included on signature page hereto)